PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	NOVEMBER 22, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes ABSMaterials' Series B Financing

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the announcement by ABSMaterials, Inc., of its Series B financing.  RKS Ventures, a strategic investment group based in Nashua, NH, led the Series B financing round, raising over $4 million.  RKS is joined by existing investors, including Harris & Harris Group and a number of individuals. The funding will be used for manufacturing improvements and expansion into new markets, including Asia.

ABSMaterials manufactures a material system called Osorb®.   Osorb products can remove thousands of volatile organic pollutants from water.   Systems using Osorb today are treating water for industrial remediations, oil and gas process sites and surface water systems needing to clean contaminants and nutrients.

"RKS Ventures is a great strategic fit for ABSMaterials at this stage of its development," says Douglas Jamison, CEO of Harris & Harris Group. "We are excited to be part of ABSMaterials as it begins to ramp up its production and expand into new markets worldwide.  As early-stage venture investors, it excites us to be actively involved in helping disruptive science gain commercial traction and excellent partners." ABSMaterials' announcement can be accessed at http://www.absmaterials.com/announcements/ABSMaterials-Inc-and-RKS-Ventures-close-4M-Financial-Round.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.absmaterials.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.